      As filed with the Securities and Exchange Commission on June 29, 2001
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                              VIEWPOINT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                                -----------------

    DELAWARE                         7373                      95-4102687
 (State or Other               (Primary Standard            (I.R.S. Employer
 Jurisdiction of            Industrial Classification     Identification Number)
Incorporation or                 Code Number)
   Organization)

                             -----------------

                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                -----------------

                               BRIAN J. O'DONOGHUE
                          SECRETARY AND GENERAL COUNSEL
                              VIEWPOINT CORPORATION
                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                 WITH A COPY TO:

                       MILBANK, TWEED, HADLEY & MCCLOY LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                       ATTENTION: ALEXANDER M. KAYE, ESQ.
                                -----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                         CALCULATION OF REGISTRATION FEE

                                                         AMOUNT       PROPOSED MAXIMUM          PROPOSED
                                                         TO BE         OFFERING PRICE      MAXIMUM AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT (1)       OFFERING PRICE (1)    REGISTRATION FEE

Common Stock, par value
  $.001 per share...........................            3,400,000           $5.93             $20,162,000           $5,041.00

--------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices for Viewpoint Corporation's common stock as reported on the Nasdaq National Market on June 25, 2001 in accordance with Rule 457(c) under the Securities Act.

                                -----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

              PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 29, 2001

                              VIEWPOINT CORPORATION

                        3,400,000 SHARES OF COMMON STOCK

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGES 1-5 IN DETERMINING WHETHER TO PURCHASE VIEWPOINT CORPORATION COMMON STOCK.

                                -----------------

         The selling stockholders identified on page 6 of this Prospectus (the "Selling Stockholders") are offering these shares of common stock of Viewpoint Corporation (the "Company"). For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on pages 6-7. The Company will not receive any portion of the proceeds from the sale of these shares.

         The Company's common stock is quoted on the Nasdaq National Market under the symbol "VWPT."

         On June 25, 2001, the last reported closing price of the common stock on the Nasdaq National Market was $5.98 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                            PAGE

RISK FACTORS...................................................................1
THE COMPANY....................................................................5
USE OF PROCEEDS................................................................5
SELLING STOCKHOLDERS...........................................................5
PLAN OF DISTRIBUTION...........................................................6
LEGAL MATTERS..................................................................7
EXPERTS........................................................................7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................8
WHERE YOU CAN FIND MORE INFORMATION............................................8


                               -------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

         NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                  RISK FACTORS

         An investment in our company involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this report, before you decide to invest in our company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

         We have been developing e-commerce visualization solutions for the Web since our acquisition of Real Time Geometry Corp. in December 1996. Additionally, the e-commerce market is relatively new and evolving rapidly. Accordingly, we have a relatively short operating history in this market upon which you can evaluate our business and prospects. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage online companies, including, but not limited to:

         -    We have an evolving and unpredictable business model;

         -    We face intense competition;

         - We must establish and develop broad market acceptance of our products, technologies and services;

         - We must continue to develop new products, technologies and enhancements;

         - We must respond quickly to rapidly changing market developments, customer demands and industry standards;

         -    We must attract, train and retain qualified employees; and

         -    We must effectively manage our growth.

         If we are not successful in addressing these risks and challenges, we will not be able to grow our business, compete effectively or achieve profitability.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

         We have had significant quarterly and annual operating losses since our inception, and as of March 31, 2001, we had an accumulated deficit of approximately $157,863,000. We have recently changed the focus of our business from prepackaged graphics software products to e-commerce visualization solutions. We believe that, despite this change in our strategic focus, we will continue to incur operating losses for the foreseeable future.

OUR FUTURE REVENUES MAY BE UNPREDICTABLE AND MAY CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE

         As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, we may be unable to forecast our quarterly and annual revenues accurately. If our future quarterly operating results fall below the expectations of securities analysts or investors, the trading price of our common stock will likely drop. Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future as a result of many factors, including:

         - Ability to retain existing customers, attract new customers, and satisfy our customers' demands;

         -    Market acceptance of our products, technologies and services;

         - Introduction or enhancement of new products, technologies or services by us or our competitors;

         - Changes in prices for our products, technologies and services or our competitors' products, technologies and services;

         - Changes in usage of the Internet and online services and consumer acceptance of the Internet and e-commerce;

         -    Costs of litigation and intellectual property protection;

         -    Growth in Internet use;

         -    Emergence of new competition;

         - Varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure; and

         -    Technical difficulties with our technologies.

         Based on these factors, we believe our revenues, expenses and operating results could vary significantly in the future and period-to-period comparisons should not be relied upon as indications of future results.

         Our staffing and other operating expenses are based in large part on anticipated revenues. It would be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

         We expect that our cash on hand, cash equivalents, marketable securities and short-term investments will meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

OUR STOCK PRICE IS VOLATILE AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE

         The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

         -    Our historical and anticipated operating results;

         -    General market and economic conditions;

         -    Our announcement of new products, technologies or services;

         -    Actual or anticipated fluctuations in our operating results; and

         - Developments regarding our products, technologies or services, or those of our competitors.

         In addition, the stock market has experienced extreme price and volume fluctuations in recent months. This volatility has had a substantial effect on our stock price, as well as the stock prices of other software companies, particularly Internet companies. These broad market and industry fluctuations may adversely affect the market price of our common stock. As a result, the market price of our common stock may continue to fluctuate.

         Also, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

IF THE INTERNET DOES NOT CONTINUE TO EXPAND AS A WIDESPREAD COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES MAY DECLINE SIGNIFICANTLY

         The market for our products, technologies and services is new and evolving rapidly. Growth in this market depends on increased use of the Internet for e-commerce. If the rate of adoption of the Internet as a method for e-commerce slows, the market for our products, technologies and services may not grow, or may develop more slowly than expected.

         We believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements. Changes in content delivery methods and emergence of new Internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

         The e-commerce market is relatively new and evolving. Licensing of our products and technologies depends in large part on the development of the Internet as a viable commercial marketplace. There are now substantially more users and much more "traffic" over the Internet than ever before, use of the Internet is growing faster than anticipated, and the technological infrastructure of the Internet may be unable to support the demands placed on it by continued growth. Delays in development or adoption of new technological standards and protocols, or increased government regulation, could also affect Internet use. In addition, issues related to use of the Internet, such as security, reliability, cost, ease of use and quality of service, remain unresolved and may affect the amount of business that is conducted over the Internet.

OUR MARKET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS AND TECHNOLOGIES MAY NOT SUCCEED IN THE MARKETPLACE

         The market for e-commerce visualization is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers' increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF STRATEGIC PARTNERS

         The majority of the Company's revenues have historically been from strategic partners. Specifically, revenues from the National Center for Missing and Exploited Children and Computer Associates accounted for 26% and 14% of total revenues, respectively, in 2000; revenues from Intel and Computer Associates accounted for 49% and 39% of total revenues, respectively, in 1999; and revenues from Intel, Kodak and Minolta accounted for 66%, 15% and 15% of total revenues, respectively, in 1998. The loss of any strategic partner could significantly reduce our revenues, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO IDENTIFY, HIRE, TRAIN AND RETAIN HIGHLY QUALIFIED EMPLOYEES

         Our future success depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial employees. The competition for such employees is intense, and we have experienced difficulty in identifying and hiring qualified engineering personnel. If we do not succeed in attracting and retaining necessary technical and managerial employees in the future, our business would be adversely affected.

         Additionally, in order to attract and retain employees in the past, we have granted options to purchase shares of common stock to employees at an exercise price below the fair value of the common stock on the date of grant. As a result, we have had to record deferred compensation related to the intrinsic value of the option. This deferred compensation is amortized over the vesting period of applicable options, which is generally four years, resulting in a non-cash charge to earnings over the related vesting period. If we have to issue additional options at an exercise price below the fair value of the common stock on the date of grant, our business would be adversely affected.

OUR CHARTER DOCUMENTS COULD MAKE IT MORE DIFFICULT FOR AN UNSOLICITED THIRD PARTY TO ACQUIRE US

         Our Certificate of Incorporation and By-laws are designed to make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our Certificate or Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company.

         In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the Board of Directors would be subject to significant delays and difficulties.

OUR BUSINESS IS SUBJECT TO GENERAL ECONOMIC CONDITIONS

         Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions in the United States and, to a lesser extent, abroad. If there is a general economic downturn or a recession in the United States, we expect that business enterprises, including our customers and potential customers, could substantially and immediately reduce their budgets or delay implementation of Internet-focused business solutions. A deterioration in existing economic conditions could therefore materially and adversely affect our business, financial condition, operating results and cash flows.



                                   THE COMPANY

         We are a leading provider of e-commerce visualization solutions for the World Wide Web. Our technology, which we call Viewpoint Experience Technology, is designed to make the use of rich media on the web, particularly photo-realistic 3D, practical and widespread.

         Viewpoint Experience Technology allows websites to integrate numerous rich media types seamlessly on regular web pages. These media types, particularly interactive 3D, can add dimension, animation, realistic color, shadows and real-time reflections, movement and robust interactivity to formerly flat web images. It enables users to better access and interact with images, rotate them, change colors and patterns, all while experiencing extraordinary visual dimension and accuracy. Viewpoint Experience Technology serves up these enhanced product images so that every user, even those on narrowband connections, can access and interact with them easily.

         A key component of the Viewpoint Experience is the Viewpoint Media Player, which allows the seamless integration of all major media types, including Viewpoint Experience Technology, photographic panoramas, audio, object movies, vector text and more. With the Viewpoint Media Player, internet end-users now have easy access to a new, richer yet totally accessible media format.

         While Viewpoint Experience Technology offers significant advantages to all web users and website operators, we believe its most promising immediate commercial application is as a means to make web marketing, branding and commerce more effective.

         Our principal executive offices are located at 498 Seventh Avenue, Suite 1810, New York, New York 10018 and our telephone number is (212) 201-0800.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders pursuant to this Prospectus.


                              SELLING STOCKHOLDERS

         The following table sets forth the beneficial ownership of the shares of our common stock owned as of June 21, 2001 by each of the Selling Stockholders. Pursuant to two agreements entered into in April and May, 2001 between us and Computer Associates International, Inc., we agreed to register shares of our common stock owned by Computer Associates. We have been advised by Computer Associates that they have transferred such shares to the Selling Stockholders. Accordingly, we are registering such transferred shares under this registration statement. Except as otherwise disclosed herein, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities. The following table assumes that the Selling Stockholders sell all of the shares of common stock being offered by them. We do not presently know the exact number of shares that will actually be sold.

                                                                         Number of
                                            Shares Beneficially           Shares           Shares Beneficially Owned
                                           Owned Before Offering       Being Offered            After Offering
                                        ---------------------------    -------------       --------------------------
NAME                                       NUMBER        PERCENT(1)                          NUMBER        PERCENT(1)
----                                       ------        ----------                          ------        ----------

CastleRock Fund, Ltd.                   1,462,952           3.79%          740,000            722,952          1.87%
CastleRock Partners II, L.P.               92,171             *             30,000             62,171            *
CastleRock Partners, L.P.               1,079,829           2.8%           410,000            669,829          1.74%
Quantum Partners LDC                      440,000           1.14%          220,000            220,000            *
Perry Partners International, Inc.        700,000           1.82%          700,000                  0            *
Perry Partners, L.P.                      300,000             *            300,000                  0            *
James E. Crabbe Revocable Trust         3,500,000           9.08%        1,000,000          2,500,000          6.48%

--------------
* Percentage of shares beneficially owned is less than one percent of total.

(1) The percentages are calculated on the basis of the number of outstanding shares of common stock as of June 21, 2001, which is 38,591,279.


                              PLAN OF DISTRIBUTION

         Shares of common stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of those methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of the shares covered hereby may be deemed to be underwriters under the Securities Act of 1933, and any discount, commission or concession received by any of those persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933.

         Any broker-dealer participating in a transaction like that described above as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of the shares, from the purchaser). Brokerage fees may be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell those shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of those methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with any of those resales may pay to or receive from the purchasers of those shares commissions computed as described above.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales. The Selling Stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The Selling Stockholders also may sell shares short and deliver the shares to close out such short positions. The Selling Stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

         The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any of those broker-dealers purchase shares as principal.

         In order to comply with the securities laws of certain states, if applicable, our common stock may only be sold in those jurisdictions through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have agreed to pay all expenses, including legal and accounting fees and expenses, in connection with the registration of the shares of the Selling Stockholders pursuant to this Prospectus.


                                  LEGAL MATTERS

         The validity of the common stock offered by this Prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Viewpoint Corporation for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" in this Prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this Prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1)  Our Annual Report on Form 10-K for the year ended December 31,
              2000;

         (2) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

         (3) Our Current Reports on Form 8-K dated April 27, 2001 and May 15, 2001; and

         (4) The description of our common stock set forth on our registration statement filed On October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. Any information that we file later with the Commission will automatically update and supercede this information.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.viewpoint.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this Prospectus.

         You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                  Corporate Secretary
                  Viewpoint Corporation
                  498 Seventh Avenue, Suite 1810

                  New York, New York 10018
                  (212) 201-0800

         This Prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This Prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to the Company. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this Prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this Prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Viewpoint Corporation (the "Registrant") in connection with the sale of the common stock being offered by the Selling Stockholders.

                                AMOUNT TO BE PAID

                                 ---------------

SEC registration fee.................................            $ 5,041
Legal fees and expenses..............................             10,000
Accounting fees and expenses.........................             10,000
Printing expenses....................................              5,000
Miscellaneous........................................              1,500

         Total.......................................            $31,541

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

         The Registrant's amended and restated certificate of incorporation provides for indemnification of the Registrant's directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

         The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

         The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16.  EXHIBITS

       EXHIBIT
        NUMBER                             EXHIBIT DESCRIPTION
       -------                             -------------------
         5.1        Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.

        23.1        Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).

        23.2        Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

        24          Power of Attorney (included on the signature page of this registration statement).

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                   (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                   Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 27, 2001.

                                            VIEWPOINT CORPORATION



                                            By: /s/ Robert E. Rice
                                               ----------------------
                                               Name:  Robert E. Rice
                                               Title: President and Chief
                                                      Executive Officer




                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Robert E. Rice and Jeffrey J. Kaplan, or any of them, each acting alone, such person's true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys-in-fact to any and all amendments.


     SIGNATURE                          TITLE                            DATE
     ---------                          -----                            ----
/s/ Robert E. Rice           Director, President and Chief           June 27, 2001
----------------------       Executive Officer (Principal
Robert E. Rice               Executive Officer)

/s/ Jeffrey J. Kaplan        Executive Vice President and            June 27, 2001
----------------------       Chief Financial Officer (Principal
Jeffrey J. Kaplan            Financial Officer)

/s/ Anthony Pane             Vice President and Controller           June 27, 2001
----------------------       (Principal Accounting Officer)
Anthony Pane

/s/ Thomas Bennett           Director                                June 27, 2001
----------------------
Thomas Bennett

/s/ Bruce R. Chizen          Director                                June 26, 2001
----------------------
Bruce R. Chizen

     SIGNATURE                          TITLE                            DATE
     ---------                          -----                            ----
/s/ Samuel H. Jones, Jr.
-----------------------       Director                               June 27, 2001
Samuel H. Jones, Jr.

-----------------------       Director                               June __, 2001
Lennert J. Leader

                                  EXHIBIT INDEX

       EXHIBIT
        NUMBER                             EXHIBIT DESCRIPTION
       -------                             -------------------
         5.1        Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.

        23.1        Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).

        23.2        Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

        24          Power of Attorney (included on the signature page of this registration statement).